Exhibit 8.1

May 6, 2011

Alliance Holdings GP, L.P.

1717 South Boulder Avenue, Suite 400

Tulsa, Oklahoma 74119

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Alliance Holdings GP, L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”) by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the selling unitholders, as described in the Registration Statement, of common units representing limited partner interests in the Partnership pursuant to Rule 415 under the Securities Act. In connection therewith, we prepared the discussion (the “Discussion”) set forth under the caption “Material Tax Consequences” in the prospectus included in the Registration Statement.

All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the effective date of the Registration Statement qualified by the limitations contained in the Discussion. In addition, we are of the opinion that the Discussion with respect to those matters as to which no legal conclusions are provided are accurate discussions of such federal income tax matters (except for the representations and statements of fact by the Partnership and its general partner, included in the Discussion, as to which we express no opinion).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.
Vinson & Elkins L.L.P.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com